UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2011

Openwave Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

(408) 480-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Chief Executive Officer and Director

On October 3, 2011, Openwave entered into an employment agreement with Michael C. Mulica pursuant to which Mr. Mulica will be Openwave’s Chief Executive Officer and President. Mr. Mulica commenced employment with Openwave on October 6, 2011. Pursuant to the terms of the employment agreement, Mr. Mulica was also elected as a director of Openwave.

Mr. Mulica, age 48, served as President and Head of Strategy and Corporate Development at Synchronoss Technologies, Inc. (“Synchronoss”), a leading provider of transaction management, cloud enablement and mobile connectivity services for connected devices, from June 2010 to July 2011, where he was primarily responsible for Synchronoss’s strategic and corporate development efforts. He previously served as the Chairman and Chief Executive Officer of FusionOne, a leader in mobile content portability, from December 2007 until its acquisition by Synchronoss in June 2010, where as chief executive officer he was responsible for the management and oversight of the company’s executive officers and of the business. From August 2003 until December 2007, he served as the Chairman and Chief Executive Officer of BridgePort Networks, a leader in mobile-to-Voice-Over-IP, where as chief executive officer he was responsible for the management and oversight of the company’s executive officers and of the business. He served as Senior Vice President of Worldwide Sales, Consulting and Support at Phone.com from October 1999 until its merger with Software.com in November 2000. Following the merger, which resulted in the formation of Openwave, he served as Senior Vice President of Worldwide Customer Operations of Openwave until 2003. In 2007, Mr. Mulica’s over 25 years of experience in the technology and communications industry, including experience with the formation of several multi-billion dollar technology segments, together with his role as Chief Executive Officer of Openwave, led to his appointment to the Openwave Board of Directors. Mr. Mulica holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern university, a B.S. in Business from Marquette University, and a Graduate Certificate in International Business from the University of Copenhagen.

Pursuant to the terms of Mr. Mulica’s employment agreement, Mr. Mulica will receive:

1. a base annual salary of $400,000;

2. an annual bonus with a target of $400,000, the actual bonus to be determined based on Openwave’s performance as against financial and performance metrics established by the Compensation Committee (not to exceed 150% of target), with the bonus for the remainder of calendar 2011 being fixed and guaranteed at $100,000;

3. upon approval of the Compensation Committee, a stock option to purchase 1,500,000 shares of Openwave common stock, which shall have an exercise price equal to the fair market value on the date of grant and shall vest over four years;

4. severance in the amount of 12 months base salary, up to six months COBRA premiums for him and his family, continued educational assistance benefits and up to six months of outplacement assistance, in each case in the event that Mr. Mulica is terminated other than for cause, pursuant to the terms and conditions of Openwave’s Executive Severance Benefit Policy (the “Severance Policy”); and

5. acceleration of vesting of his option to purchase 1,500,000 shares in the amount of 50% of the unvested portion if Openwave’s stock price on his termination date is at least 25% above the exercise price, and 100% of the unvested portion if Openwave’s stock price on his termination date is at least 50% above the exercise price; in addition, he will have 12 months following his termination date to exercise the stock option.

In addition, On October 6, 2011, Openwave entered into change of control severance agreement (the “Change of Control Agreement”) with Mr. Mulica. Pursuant to the Change of Control Agreement, if Mr. Mulica’s employment is terminated by Openwave without “cause” or if he resigns his employment, which resignation constitutes an “involuntarily termination,” in either case within the period commencing two months prior to, and ending 18 months following, a “change of control,” then Mr. Mulica will be entitled to receive: (a) cash severance equal to twice his annual base salary and target bonus; (b) accelerated vesting of all unvested equity awards; and (c) up to 18 months COBRA premiums for him and his family. The terms “cause,” “involuntarily terminated” and “change of control” are all defined in the Change of Control Agreement. The amounts received by Mr. Mulica pursuant to the Change of Control Agreement supersede and replace the benefits that would otherwise be received by Mr. Mulica pursuant to the Severance Policy in connection with a change in control.

A further description of the terms of the Severance Policy and Change of Control Agreement is set forth in Openwave’s proxy statement filed with the Securities and Exchange Commission on October 21, 2010, under the caption “Potential Payments Upon Termination or Change-in-Control.”

On October 6, 2011, Mr. Mulica was elected as a Class I director of Openwave, which class of directors shall serve until the 2012 annual meeting of stockholders.

Interim Chief Executive Officer

As a result of Mr. Mulica’s appointment, Anne Brennan, Openwave’s Chief Financial Officer, ceased to function as Openwave’s interim Chief Executive Officer effective on October 6, 2011. Ms. Brennan had been appointed as Openwave’s interim Chief Executive Officer at the beginning of September 2011 to serve in that capacity only until such time a permanent chief executive officer was appointed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Openwave Systems Inc.

By:	/s/ Bruce K. Posey
Name: Bruce K. Posey Title: Senior Vice President, General Counsel and Secretary

Dated: October 7, 2011